LIVE NATION ACQUIRES SONGKICK ASSETS
– Companies Settle Litigation –

LOS ANGELES and LONDON (January 12, 2018) – Live Nation Entertainment, Inc. (“Live Nation”) and Complete Entertainment Resources Group, Inc. and related entities formerly known as Songkick (“CERG”) announced today that Live Nation has acquired certain assets from CERG, including CERG’s ticketing commerce platform, anti-scalping algorithm, API applications and patent portfolio. The two companies also announced that they have agreed to a settlement resolving litigation that was scheduled to go to trial later this month.

“We are pleased that we were able to resolve this dispute and avoid protracted and costly legal proceedings, while also acquiring valuable assets,” said Joe Berchtold, President of Live Nation.

“We are glad to have resolved this litigation and thank all the employees, artists and industry partners who contributed so much to our many successes over the last decade,” said Matt Jones, Chief Executive Officer of CERG.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit www.livenationentertainment.com.

About Complete Entertainment Resources Group
CERG (Songkick) was founded in 2008 and became one of the world’s largest concert discovery and artist ticketing platforms. In July 2017, CERG sold the Songkick discovery platform to Warner Music Group and in October 2017 shuttered its artist ticketing business.

Contact Information

Live Nation
Investor Contact, Maili Bergman, (310) 867-7143, IR@livenation.com
Media Contact, Carrie Davis, (310) 975-6941, CarrieDavis@livenation.com

Complete Entertainment Resources Group
info@cer-grp.com